Exhibit 99.1

PRESS RELEASE

Parallel Petroleum Corporation

1004 N. Big Spring, Suite 400	Contact:	Cindy Thomason
Midland, TX 79701	(432) 684-3727	Manager of Investor Relations
http://www.plll.com		cindyt@plll.com

PARALLEL PETROLEUM ANNOUNCES 1,400 BOE INCREASE IN DAILY PRODUCTION

FROM INITIAL DEVELOPMENT ON THREE PROJECTS

MIDLAND, Texas, (BUSINESS WIRE), September 27, 2005 – Parallel Petroleum Corporation (NASDAQ: PLLL) today announced increased production of approximately 1,400 BOE per day from initial development on three of its ten producing projects. Because the majority of the additional production did not occur throughout the entire quarter, Parallel expects that third quarter 2005 production will reflect an increase of only 5% to 10%, as compared to the second quarter 2005. However, with these new volumes, the Company expects its third quarter 2005 production “exit rate” will be approximately 5,000 BOE per day, as compared to its approximate 3,800 BOE per day “exit rate” for the second quarter 2005.

The additional daily production volumes are producing from the Company’s Barnett Shale gas project, Wilcox gas project, and Permian Basin Carm-Ann San Andres/N. Means Queen project, as discussed below. Please refer to the Company’s recent news release dated August 2, 2005 for additional operational information on these and other Company projects.

North Texas

Barnett Shale Gas Project, Tarrant County, Texas – The Company’s Barnett Shale Gas Project now has four wells on production. One well operated by Ft. Worth-based Four Sevens and three wells operated by Dallas-based Dale Resources, LLC are now producing at a combined rate of approximately 14,000 Mcf of gas per day, or 2,333 BOE per day (606 BOE per day, net to Parallel). The current average daily producing rate from each of these four wells ranges from a low of 2,200 Mcf to a high of 5,200 Mcf of gas per day. Another well operated by Dale Resources, LLC is currently awaiting completion and pipeline connection. Four Sevens is currently drilling one well. Parallel’s working interest in each of the four wells operated by Dale Resources, LLC is approximately 40% before payout and approximately 28% after payout. Parallel’s working interest in each of the two wells operated by Four Sevens is approximately 20% before payout and approximately 14% after payout.

In order to accelerate development, Dale Resources has secured a drilling rig from Pioneer Drilling Company (AMEX: PDC) for a two year period. The drilling rig should be on location in October. Due to topography, all wells will be drilled from multi-well pads, and current initial wellbores are being oriented to accommodate future down-spacing.

The Barnett Shale Gas Project did not contribute to Parallel’s production during the first half of 2005, while the current production rate is estimated to be 606 BOE per day, net to Parallel.

Onshore Gulf Coast of South Texas

Wilcox Gas Project, Jackson County, Texas – The Company’s Wilcox Gas Project has three wells online and producing at a combined rate of approximately 26,700 Mcf of gas per day and 470 barrels of oil per day, or 4,920 BOE per day (689 BOE per day, net to Parallel). The current average daily producing rate from each of these three wells ranges from a low of 4,000 Mcf to a high of 13,000 Mcf of gas per day. A fourth well is currently being completed. Additional wells are planned to fully develop the project. Parallel’s working interest in this project is approximately 15.9% before payout and approximately 23.8% after payout.

The Wilcox Gas Project represented approximately 230 BOE, or approximately 6%, of Parallel’s daily production during the second quarter of 2005, as compared to the current estimated rate of 689 BOE per day, net to Parallel.

-more-

Parallel Petroleum Announces 1,400 BOE Increase in Daily Production

September 27, 2005

Permian Basin of West Texas

Carm-Ann San Andres Field/N. Means Queen Unit, Andrews & Gaines Counties, Texas – As a result of this year’s infill drilling program and the workover program to date, total production from the Carm-Ann Field and N. Means Queen Unit has increased to approximately 930 barrels of oil per day and 900 Mcf of gas per day, or 1,080 BOE per day (692 BOE per day, net to Parallel). Initial rates from 16 newly completed wells have ranged from 10 barrels of oil per day (bopd) to 131 bopd and have averaged approximately 50 bopd per well. Well tests, after 30 days of production, have been greater than the initial rates at an average of 56 bopd. Based on these early results, the Company anticipates beginning another 10-well drilling program in the fourth quarter of 2005. In the interim, the Company will concentrate on a 22-well workover program which is now in progress. Parallel’s average working interest in these properties is approximately 77%.

The Carm-Ann San Andres Field/N. Means Queen Unit represented approximately 351 BOE, or approximately 10%, of Parallel’s daily production during the second quarter of 2005, as compared to the current estimated rate of 692 BOE per day, net to Parallel.

Management Comments

Larry C. Oldham, Parallel’s President, commented, “We are very pleased with the early results of these projects. The initial rates on our Barnett Shale wells are easily in the top 10% of the initial rates for all currently active Tarrant County Barnett Shale wells. Our average initial rates at Carm-Ann have exceeded our expectations. Additionally, after many disappointing attempts, we believe we have finally succeeded in our Wilcox endeavor that we started in 1994.”

The Company

Parallel Petroleum is an independent energy company headquartered in Midland, Texas, engaged in the acquisition, exploration, development and production of oil and gas using 3-D seismic technology and advanced drilling, completion and recovery techniques. Parallel’s primary areas of operation are the Permian Basin of West Texas and New Mexico, North Texas Barnett Shale, Onshore Gulf Coast of South Texas, East Texas and Utah/Colorado. Additional information on Parallel Petroleum Corporation is available at http://www.plll.com.

This release contains forward-looking statements subject to various risks and uncertainties that could cause the company’s future plans, objectives and performance to differ materially from those in the forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “subject to,” “anticipate,” “estimate,” “continue,” “present value,” “future,” “reserves”, “appears,” “prospective,” or other variations thereof or comparable terminology. Factors that could cause or contribute to such differences could include, but are not limited to, those relating to the results of exploratory drilling activity, the company’s growth strategy, changes in oil and natural gas prices, operating risks, availability of drilling equipment, outstanding indebtedness, changes in interest rates, dependence on weather conditions, seasonality, expansion and other activities of competitors, changes in federal or state environmental laws and the administration of such laws, and the general condition of the economy and its effect on the securities market. While we believe our forward-looking statements are based upon reasonable assumptions, these are factors that are difficult to predict and that are influenced by economic and other conditions beyond our control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.

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